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                                                                    EXHIBIT 11.1



             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                             (AMOUNTS IN THOUSANDS)
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
                                                                          ----------------------           --------------------
                                                                            THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                                 JUNE 30,                        JUNE 30,
                                                                          ----------------------           --------------------
                                                                           1996            1995             1996          1995
                                                                          ------          ------           ------        ------
            Primary:
            Shares outstanding beginning of period                        28,011          22,880           22,880        19,130
            Issuance of 5,131 shares on March 5, 1996                         --              --            3,299         2,208
            Incremental shares applicable to:
                Warrants issued pursuant to August 1990 employment
                    agreement                                                496             445              496           434
                Options granted pursuant to the Company's Stock
                    Option Plan                                              304             291              297           277
                Warrants issued pursuant to a Senior Management
                    Stock Warrant Plan                                       518             131              519            48
            Treasury shares                                                 (190)            (26)            (190)          (26)
                                                                          ------          ------           ------        ------
                                                                          29,139          23,721           27,301        22,071
                                                                          ======          ======           ======        ======
            Fully diluted:
            Shares outstanding beginning of period                        28,011                           22,880
            Issuance of 3,750 shares on March 16, 1995                        --                            3,299
            Incremental shares applicable to:
                Warrants issued pursuant to August 1990 employment
                    agreement                                                499                              496
                Options granted pursuant to the Company's Stock
                    Option Plan                                              306                              297
                Warrants issued pursuant to a Senior Management
                    Stock Warrant Plan                                       542                              519
            Treasury shares                                                 (190)                            (190)
            Conversion of 2,300 shares of Preferred Stock at a rate
                of 2.2123 common shares to 1 preferred share               5,088                            5,088
                                                                          ------                           ------
                                                                          34,256                           32,419
                                                                          ======                           ======
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